Registration Statement No. 333-285508

Filed Pursuant to Rule 433

Pricing Term Sheet

Dated May 28, 2026

Bank of Montreal

US$2,750,000,000

Senior Medium-Term Notes, Series J

consisting of

US$750,000,000 4.547% Fixed/Floating Rate Senior Notes due 2029

US$750,000,000 4.879% Fixed/Floating Rate Senior Notes due 2032

US$1,250,000,000 5.298% Fixed/Floating Rate Senior Notes due 2037

Part A: US$750,000,000 4.547% Fixed/Floating Rate Senior Notes due 2029

Issuer:	Bank of Montreal (the “Bank”)

Title of Securities:	4.547% Fixed/Floating Rate Senior Notes due 2029 (the “2029 Fixed/Floating Rate Notes”)

Aggregate Principal Amount Offered:	US$750,000,000

Maturity Date:	June 2, 2029

Price to Public:	100.000%, plus accrued interest, if any, from June 2, 2026

Underwriting Commission:	0.150% per 2029 Fixed/Floating Rate Note

Net Proceeds to the Bank after Underwriting Commission and Before Expenses:	US$748,875,000

Interest Rate:

From, and including, June 2, 2026 to, but excluding, June 2, 2028 (the “2029 Fixed Rate Period”), the 2029 Fixed/Floating Rate Notes will bear interest at a fixed rate of 4.547% per year.

From, and including, June 2, 2028 to, but excluding, June 2, 2029 (the “2029 Fixed/Floating Rate Notes Floating Rate Period”), the 2029 Fixed/Floating Rate Notes will bear interest at a rate equal to the Base Rate plus the Margin.

Base Rate:	Compounded SOFR (determined with respect to each quarterly interest period using the SOFR Index) (as defined in the pricing supplement to which this offering of 2029 Fixed/Floating Rate Notes relates) in accordance with the specific formula described under “Specific Terms of the Notes—Secured Overnight Financing Rate and the SOFR Index” in the pricing supplement.

Margin:	63.2 basis points

Interest Payment Dates:	During the 2029 Fixed Rate Period, June 2 and December 2 of each year, beginning on December 2, 2026 (each, a “2029 Fixed Rate Interest Payment Date”).

During the 2029 Fixed/Floating Rate Notes Floating Rate Period, September 2, 2028, December 2, 2028, March 2, 2029 and the maturity date (each, a “2029 Fixed/Floating Rate Notes Floating Rate Interest Payment Date”).

Regular Record Dates:

During the 2029 Fixed Rate Period, May 18 and November 17 preceding each 2029 Fixed Rate Interest Payment Date, whether or not a business day.

During the 2029 Fixed/Floating Rate Notes Floating Rate Period, close of business on the day immediately preceding each 2029 Fixed/Floating Rate Notes Floating Rate Interest Payment Date, whether or not a business day (or, if the 2029 Fixed/Floating Rate Notes are held in definitive form, the 15th calendar day preceding that 2029 Fixed/Floating Rate Notes Floating Rate Interest Payment Date, whether or not a business day).

Benchmark Treasury:	UST 3.750% due April 30, 2028

Benchmark Treasury Yield:	4.017%

Spread to Benchmark Treasury:	T + 53 basis points

Re-offer Yield:	4.547%

Floating Rate Interest Period:	With respect to the 2029 Fixed/Floating Rate Notes Floating Rate Period, the period commencing on any 2029 Fixed/Floating Rate Notes Floating Rate Interest Payment Date (or, with respect to the initial interest period only, commencing on June 2, 2028) to, but excluding, the next succeeding 2029 Fixed/Floating Rate Notes Floating Rate Interest Payment Date, and in the case of the last such period, from, and including, the 2029 Fixed/Floating Rate Notes Floating Rate Interest Payment Date immediately preceding the maturity date (or the redemption date) to, but excluding such maturity date (or such redemption date).

Floating Rate Interest Payment Determination Dates:	The date two U.S. Government Securities Business Days before each 2029 Fixed/Floating Rate Notes Floating Rate Interest Payment Date (or, in the case of the final interest period of the 2029 Fixed/Floating Rate Notes, the stated maturity date of the 2029 Fixed/Floating Rate Notes or, if the Bank elects to redeem in whole or in part the 2029 Fixed/Floating Rate Notes, the redemption date for such 2029 Fixed/Floating Rate Notes).

U.S. Government Securities Business Day:	Any day except for a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

Day Count:	30/360 for the 2029 Fixed Rate Period Actual/360 for the 2029 Fixed/Floating Rate Notes Floating Rate Period

Day Count Convention:

If any 2029 Fixed Rate Interest Payment Date or any redemption date falls on a day that is not a business day for the 2029 Fixed/Floating Rate Notes, the Bank will postpone the making of such interest or principal payments to the next succeeding business day (and no interest will be paid in respect of the delay).

If any 2029 Fixed/Floating Rate Notes Floating Rate Interest Payment Date falls on a day that is not a business day for the 2029 Fixed/Floating Rate Notes, the Bank will postpone the making of such interest or principal payment to the next succeeding business day (and interest thereon will continue to accrue to, but excluding such succeeding business day), unless the next succeeding business day is in the next succeeding calendar month, in which case such 2029 Fixed/Floating Rate Notes Floating Rate Interest Payment Date shall be the immediately preceding business day and interest shall accrue to, but excluding such preceding business day. If the maturity date or a redemption date for the 2029 Fixed/Floating Rate Notes would fall on a day that is not a business day, the payment of interest and principal will be made on the next succeeding business day, but no additional interest shall accrue and be paid unless the Bank fails to make payment on such next succeeding business day.

Calculation Agent:	BMO Capital Markets Corp.

Trade Date:	May 28, 2026

Settlement Date:	June 2, 2026; T+3

Optional Redemption:

In addition to the tax redemption described below, the Bank may redeem the 2029 Fixed/Floating Rate Notes in three situations:

First, prior to June 2, 2028 (one year prior to the maturity date) (the “2029 Notes Par Call Date”), the Bank (or its successor) may redeem the 2029 Fixed/Floating Rate Notes, at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of (i)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2029 Fixed/Floating Rate Notes matured on the 2029 Notes Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined for the 2029 Fixed/Floating Rate Notes in the pricing supplement to which this offering of 2029 Fixed/Floating Rate Notes relates) plus 10 basis points less (b) interest accrued to the date of redemption, and (ii) 100% of the principal amount of the 2029 Fixed/Floating Rate Notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date.

Second, on the 2029 Notes Par Call Date, the Bank (or its successor) may redeem the 2029 Fixed/Floating Rate Notes at its option, in whole but not in part, at a redemption price equal to 100% of the principal amount of the 2029 Fixed/Floating Rate Notes to be redeemed, plus accrued and unpaid interest thereon to the redemption date.

Third, on or after May 3, 2029 (30 days prior to the maturity date), the Bank (or its successor) may redeem the 2029 Fixed/Floating Rate Notes at its option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2029 Fixed/Floating Rate Notes to be redeemed, plus accrued and unpaid interest thereon to the redemption date.

Taxation Redemption:	The 2029 Fixed/Floating Rate Notes may be redeemed upon the occurrence of certain events pertaining to Canadian taxation.

Canadian Bail-in Powers Acknowledgement:	Yes. The 2029 Fixed/Floating Rate Notes are subject to bail-in conversion under the Canadian bail-in regime.

CUSIP:	06368MS47

Denominations:	US$2,000 and multiples of US$1,000 in excess thereof.

Joint Book-Running Managers:	BMO Capital Markets Corp. BofA Securities, Inc. Citigroup Global Markets Inc. Credit Agricole Securities (USA) Inc. Deutsche Bank Securities Inc. Mizuho Securities USA LLC

Co-Managers:	ANZ Securities, Inc. Brookfield Securities LLC Desjardins Securities Inc. Santander US Capital Markets LLC Academy Securities, Inc. Cabrera Capital Markets LLC

Part B: US$750,000,000 4.879% Fixed/Floating Rate Senior Notes due 2032

Issuer:	Bank of Montreal (the “Bank”)

Title of Securities:	4.879% Fixed/Floating Rate Senior Notes due 2032 (the “2032 Fixed/Floating Rate Notes”)

Aggregate Principal Amount Offered:	US$750,000,000

Maturity Date:	June 2, 2032

Price to Public:	100.000%, plus accrued interest, if any, from June 2, 2026

Underwriting Commission:	0.350% per 2032 Fixed/Floating Rate Note

Net Proceeds to the Bank after Underwriting Commission and Before Expenses:	US$747,375,000

Interest Rate:

From, and including, June 2, 2026 to, but excluding, June 2, 2031 (the “2032 Fixed Rate Period”), the 2032 Fixed/Floating Rate Notes will bear interest at a fixed rate of 4.879% per year.

From, and including, June 2, 2031 to, but excluding, June 2, 2032 (the “2032 Fixed/Floating Rate Notes Floating Rate Period”), the 2032 Fixed/Floating Rate Notes will bear interest at a rate equal to the Base Rate plus the Margin.

Base Rate:	Compounded SOFR (determined with respect to each quarterly interest period using the SOFR Index) (as defined in the pricing supplement to which this offering of 2032 Fixed/Floating Rate Notes relates) in accordance with the specific formula described under “Specific Terms of the Notes—Secured Overnight Financing Rate and the SOFR Index” in the pricing supplement.

Margin:	95.9 basis points

Interest Payment Dates:

During the 2032 Fixed Rate Period, June 2 and December 2 of each year, beginning on December 2, 2026 (each, a “2032 Fixed Rate Interest Payment Date”).

During the 2032 Fixed/Floating Rate Notes Floating Rate Period, September 2, 2031, December 2, 2031, March 2, 2032 and the maturity date (each, a “2032 Fixed/Floating Rate Notes Floating Rate Interest Payment Date”).

Regular Record Dates:

During the 2032 Fixed Rate Period, May 18 and November 17 preceding each 2032 Fixed Rate Interest Payment Date, whether or not a business day.

During the 2032 Fixed/Floating Rate Notes Floating Rate Period, close of business on the day immediately preceding each 2032 Fixed/Floating Rate Notes Floating Rate Interest Payment Date, whether or not a business day (or, if the 2032 Fixed/Floating Rate Notes are held in definitive form, the 15th calendar day preceding that 2032 Fixed/Floating Rate Notes Floating Rate Interest Payment Date, whether or not a business day).

Benchmark Treasury:	UST 3.875% due April 30, 2031

Benchmark Treasury Yield:	4.149%

Spread to Benchmark Treasury:	T + 73 basis points

Re-offer Yield:	4.879%

Floating Rate Interest Period:	With respect to the 2032 Fixed/Floating Rate Notes Floating Rate Period, the period commencing on any 2032 Fixed/Floating Rate Notes Floating Rate Interest Payment Date (or, with respect to the initial interest period only, commencing on June 2, 2031) to, but excluding, the next succeeding 2032 Fixed/Floating Rate Notes Floating Rate Interest Payment Date, and in the case of the last such period, from, and including, the 2032 Fixed/Floating Rate Notes Floating Rate Interest Payment Date immediately preceding the maturity date (or the redemption date) to, but excluding such maturity date (or such redemption date).

Floating Rate Interest Payment Determination Dates:	The date two U.S. Government Securities Business Days before each 2032 Fixed/Floating Rate Notes Floating Rate Interest Payment Date (or, in the case of the final interest period of the 2032 Fixed/Floating Rate Notes, the stated maturity date of the 2032 Fixed/Floating Rate Notes or, if the Bank elects to redeem in whole or in part the 2032 Fixed/Floating Rate Notes, the redemption date for such 2032 Fixed/Floating Rate Notes).

U.S. Government Securities Business Day:	Any day except for a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

Day Count:	30/360 for the 2032 Fixed Rate Period Actual/360 for the 2032 Fixed/Floating Rate Notes Floating Rate Period

Day Count Convention:

If any 2032 Fixed Rate Interest Payment Date or any redemption date falls on a day that is not a business day for the 2032 Fixed/Floating Rate Notes, the Bank will postpone the making of such interest or principal payments to the next succeeding business day (and no interest will be paid in respect of the delay).

If any 2032 Fixed/Floating Rate Notes Floating Rate Interest Payment Date falls on a day that is not a business day for the 2032 Fixed/Floating Rate Notes, the Bank will postpone the making of such interest or principal payment to the next succeeding business day (and interest thereon will continue to accrue to, but excluding such succeeding business day), unless the next succeeding business day is in the next succeeding calendar month, in which case such 2032 Fixed/Floating Rate Notes Floating Rate Interest

Payment Date shall be the immediately preceding business day and interest shall accrue to, but excluding such preceding business day. If the maturity date or a redemption date for the 2032 Fixed/Floating Rate Notes would fall on a day that is not a business day, the payment of interest and principal will be made on the next succeeding business day, but no additional interest shall accrue and be paid unless the Bank fails to make payment on such next succeeding business day.

Calculation Agent:	BMO Capital Markets Corp.

Trade Date:	May 28, 2026

Settlement Date:	June 2, 2026; T+3

Optional Redemption:

In addition to the tax redemption described below, the Bank may redeem the 2032 Fixed/Floating Rate Notes in three situations:

First, prior to June 2, 2031 (one year prior to the maturity date) (the “2032 Notes Par Call Date”), the Bank (or its successor) may redeem the 2032 Fixed/Floating Rate Notes, at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of (i)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2032 Fixed/Floating Rate Notes matured on the 2032 Notes Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined for the 2032 Fixed/Floating Rate Notes in the pricing supplement to which this offering of 2032 Fixed/Floating Rate Notes relates) plus 15 basis points less (b) interest accrued to the date of redemption, and (ii) 100% of the principal amount of the 2032 Fixed/Floating Rate Notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date.

Second, on the 2032 Notes Par Call Date, the Bank (or its successor) may redeem the 2032 Fixed/Floating Rate Notes at its option, in whole but not in part, at a redemption price equal to 100% of the principal amount of the 2032 Fixed/Floating Rate Notes to be redeemed, plus accrued and unpaid interest thereon to the redemption date.

Third, on or after May 3, 2032 (30 days prior to the maturity date), the Bank (or its successor) may redeem the 2032 Fixed/Floating Rate Notes at its option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2032 Fixed/Floating Rate Notes to be redeemed, plus accrued and unpaid interest thereon to the redemption date.

Taxation Redemption:	The 2032 Fixed/Floating Rate Notes may be redeemed upon the occurrence of certain events pertaining to Canadian taxation.

Canadian Bail-in Powers Acknowledgement:	Yes. The 2032 Fixed/Floating Rate Notes are subject to bail-in conversion under the Canadian bail-in regime.

CUSIP:	06368MS62

Denominations:	US$2,000 and multiples of US$1,000 in excess thereof.

Joint Book-Running Managers:	BMO Capital Markets Corp. BofA Securities, Inc. Citigroup Global Markets Inc. Credit Agricole Securities (USA) Inc. Deutsche Bank Securities Inc. Mizuho Securities USA LLC

Co-Managers:	ANZ Securities, Inc. Brookfield Securities LLC Desjardins Securities Inc. Santander US Capital Markets LLC Academy Securities, Inc. Cabrera Capital Markets LLC

Part C: US$1,250,000,000 5.298% Fixed/Floating Rate Senior Notes due 2037

Issuer:	Bank of Montreal (the “Bank”)

Title of Securities:	5.298% Fixed/Floating Rate Senior Notes due 2037 (the “2037 Fixed/Floating Rate Notes”)

Aggregate Principal Amount Offered:	US$1,250,000,000

Maturity Date:	June 2, 2037

Price to Public:	100.000%, plus accrued interest, if any, from June 2, 2026

Underwriting Commission:	0.450% per 2037 Fixed/Floating Rate Note

Net Proceeds to the Bank after Underwriting Commission and Before Expenses:	US$1,244,375,000

Interest Rate:

From, and including, June 2, 2026 to, but excluding, June 2, 2036 (the “2037 Fixed Rate Period”), the 2037 Fixed/Floating Rate Notes will bear interest at a fixed rate of 5.298% per year.

From, and including, June 2, 2036 to, but excluding, June 2, 2037 (the “2037 Fixed/Floating Rate Notes Floating Rate Period”), the 2037 Fixed/Floating Rate Notes will bear interest at a rate equal to the Base Rate plus the Margin.

Base Rate:	Compounded SOFR (determined with respect to each quarterly interest period using the SOFR Index) (as defined in the pricing supplement to which this offering of 2037 Fixed/Floating Rate Notes relates) in accordance with the specific formula described under “Specific Terms of the Notes—Secured Overnight Financing Rate and the SOFR Index” in the pricing supplement.

Margin:	120.8 basis points

Interest Payment Dates:

During the 2037 Fixed Rate Period, June 2 and December 2 of each year, beginning on December 2, 2026 (each, a “2037 Fixed Rate Interest Payment Date”).

During the 2037 Fixed/Floating Rate Notes Floating Rate Period, September 2, 2036, December 2, 2036, March 2, 2037 and the maturity date (each, a “2037 Fixed/Floating Rate Notes Floating Rate Interest Payment Date”).

Regular Record Dates:

During the 2037 Fixed Rate Period, May 18 and November 17 preceding each 2037 Fixed Rate Interest Payment Date, whether or not a business day.

During the 2037 Fixed/Floating Rate Notes Floating Rate Period, close of business on the day immediately preceding each 2037 Fixed/Floating Rate Notes Floating Rate Interest Payment Date, whether or not a business day (or, if the 2037 Fixed/Floating Rate Notes are held in definitive form, the 15th calendar day preceding that 2037 Fixed/Floating Rate Notes Floating Rate Interest Payment Date, whether or not a business day).

Benchmark Treasury:	UST 4.375% due May 15, 2036

Benchmark Treasury Yield:	4.448%

Spread to Benchmark Treasury:	T + 85 basis points

Re-offer Yield:	5.298%

Floating Rate Interest Period:	With respect to the 2037 Fixed/Floating Rate Notes Floating Rate Period, the period commencing on any 2037 Fixed/Floating Rate Notes Floating Rate Interest Payment Date (or, with respect to the initial interest period only, commencing on June 2, 2036) to, but excluding, the next succeeding 2037 Fixed/Floating Rate Notes Floating Rate Interest Payment Date, and in the case of the last such period, from, and including, the 2037 Fixed/Floating Rate Notes Floating Rate Interest Payment Date immediately preceding the maturity date (or the redemption date) to, but excluding such maturity date (or such redemption date).

Floating Rate Interest Payment Determination Dates:	The date two U.S. Government Securities Business Days before each 2037 Fixed/Floating Rate Notes Floating Rate Interest Payment Date (or, in the case of the final interest period of the 2037 Fixed/Floating Rate Notes, the stated maturity date of the 2037 Fixed/Floating Rate Notes or, if the Bank elects to redeem in whole or in part the 2037 Fixed/Floating Rate Notes, the redemption date for such 2037 Fixed/Floating Rate Notes).

U.S. Government Securities Business Day:	Any day except for a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

Day Count:	30/360 for the 2037 Fixed Rate Period Actual/360 for the 2037 Fixed/Floating Rate Notes Floating Rate Period

Day Count Convention:

If any 2037 Fixed Rate Interest Payment Date or any redemption date falls on a day that is not a business day for the 2037 Fixed/Floating Rate Notes, the Bank will postpone the making of such interest or principal payments to the next succeeding business day (and no interest will be paid in respect of the delay).

If any 2037 Fixed/Floating Rate Notes Floating Rate Interest Payment Date falls on a day that is not a business day for the 2037 Fixed/Floating Rate Notes, the Bank will postpone the making of such interest or principal payment to the next succeeding business day (and interest thereon will continue to accrue to, but excluding such succeeding business day), unless the next succeeding business day is in the next succeeding calendar month, in which case such 2037 Fixed/Floating Rate Notes Floating Rate Interest

Payment Date shall be the immediately preceding business day and interest shall accrue to, but excluding such preceding business day. If the maturity date or a redemption date for the 2037 Fixed/Floating Rate Notes would fall on a day that is not a business day, the payment of interest and principal will be made on the next succeeding business day, but no additional interest shall accrue and be paid unless the Bank fails to make payment on such next succeeding business day.

Calculation Agent:	BMO Capital Markets Corp.

Trade Date:	May 28, 2026

Settlement Date:	June 2, 2026; T+3

Optional Redemption:

In addition to the tax redemption described below, the Bank may redeem the 2037 Fixed/Floating Rate Notes in three situations:

First, prior to June 2, 2036 (one year prior to the maturity date) (the “2037 Notes Par Call Date”), the Bank (or its successor) may redeem the 2037 Fixed/Floating Rate Notes, at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of (i)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2037 Fixed/Floating Rate Notes matured on the 2037 Notes Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined for the 2037 Fixed/Floating Rate Notes in the pricing supplement to which this offering of 2037 Fixed/Floating Rate Notes relates) plus 15 basis points less (b) interest accrued to the date of redemption, and (ii) 100% of the principal amount of the 2037 Fixed/Floating Rate Notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date.

Second, on the 2037 Notes Par Call Date, the Bank (or its successor) may redeem the 2037 Fixed/Floating Rate Notes at its option, in whole but not in part, at a redemption price equal to 100% of the principal amount of the 2037 Fixed/Floating Rate Notes to be redeemed, plus accrued and unpaid interest thereon to the redemption date.

Third, on or after March 4, 2037 (90 days prior to the maturity date), the Bank (or its successor) may redeem the 2037 Fixed/Floating Rate Notes at its option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2037 Fixed/Floating Rate Notes to be redeemed, plus accrued and unpaid interest thereon to the redemption date.

Taxation Redemption:	The 2037 Fixed/Floating Rate Notes may be redeemed upon the occurrence of certain events pertaining to Canadian taxation.

Canadian Bail-in Powers Acknowledgement:	Yes. The 2037 Fixed/Floating Rate Notes are subject to bail-in conversion under the Canadian bail-in regime.

CUSIP:	06368MS70

Denominations:	US$2,000 and multiples of US$1,000 in excess thereof.

Joint Book-Running Managers:	BMO Capital Markets Corp. BofA Securities, Inc. Citigroup Global Markets Inc. Credit Agricole Securities (USA) Inc. Deutsche Bank Securities Inc. Mizuho Securities USA LLC

Co-Managers:	ANZ Securities, Inc. Brookfield Securities LLC Desjardins Securities Inc. Santander US Capital Markets LLC Academy Securities, Inc. Cabrera Capital Markets LLC

The 2029 Fixed/Floating Rate Notes, the 2032 Fixed/Floating Rate Notes and the 2037 Fixed/Floating Rate Notes (together, the “Notes”) are bail-inable debt securities (as defined in the prospectus) and subject to conversion in whole or in part – by means of a transaction or series of transactions and in one or more steps – into common shares of the Bank or any of its affiliates under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act (Canada) (the “CDIC Act”) and to variation or extinguishment in consequence, and subject to the application of the laws of the Province of Ontario and the federal laws of Canada applicable therein in respect of the operation of the CDIC Act with respect to the Notes.

Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade their Notes more than one business day prior to the settlement date will be required, by virtue of the fact that the Notes initially will settle in three business days (T+3), to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement.

Certain of the underwriters may not be U.S. registered broker dealers and accordingly will not effect any sales within the United States except in compliance with applicable U.S. laws and regulations, including the rules of the Financial Industry Regulatory Authority, Inc.

The Bank has filed a registration statement (File No. 333-285508) (including a pricing supplement, a prospectus supplement and a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read those documents and the documents incorporated therein by reference that the Bank has filed with the SEC for more complete information about the Bank and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Bank, any underwriter or any dealer participating in the offering will arrange to send you the pricing supplement, the prospectus supplement and the prospectus if you request them by calling BMO Capital Markets Corp. toll-free at 1-888-200-0266, BofA Securities, Inc. toll-free at 1-800-294-1322, Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Credit Agricole Securities (USA) Inc. toll-free at 1-866-807-6030, Deutsche Bank Securities Inc. toll-free at 1-800-503-4611 or Mizuho Securities USA LLC toll-free at 1-866-271-7403.

Any legends, disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another email system.